Exhibit 99.1

Virios Therapeutics Announces
Second Quarter 2024 Financial Results

- Bateman Horne Center completed enrollment in its groundbreaking investigator-initiated Long-COVID phase 2a study featuring valacyclovir and celecoxib (IMC-2) -

- Top-line results from the Bateman Horne Center’s Long-COVID phase 2a study expected in October 2024, will provide key insights into final design of planned Phase 2b study -

ATLANTA, Ga., August 8, 2024 -- Virios Therapeutics, Inc. (Nasdaq: VIRI) (the “Company”), a development-stage biotechnology company focused on advancing novel antiviral therapies to treat debilitating chronic diseases, including fibromyalgia (“FM”) and Long-COVID (“LC”), today announced financial results for the second quarter ended June 30, 2024.

Key Highlights

•	Completion of enrollment in the BHC-202 3-arm study, which is comparing two dose levels of the valacyclovir/celecoxib combination vs placebo over 12 weeks to treat symptoms of LC. BHC-202 is being conducted by the Bateman Horne Center under an unrestricted investigational grant provided by the Company. Top line results are expected in October 2024.
•	Ongoing blinded safety analysis of the BHC-202 study indicates that study drug (either the combination of valacyclovir and celecoxib or matching placebo) has been very well tolerated to date with no serious adverse events reported, and only a few transient treatment emergent adverse events being reported.
•	The Company completed a public offering with gross proceeds of $1.7 million to extend operational runway into Q1 2025.
•	The Company continues to actively explore opportunities that will build shareholder value through strategic partnerships, collaborations or other transactions.

“Epidemiologic research highlights that acute COVID-19 infections continue to outnumber flu cases and leads to higher levels of hospitalization and death” said R. Michael Gendreau, MD, Chief Medical Officer of Virios Therapeutics.  “A recent study published in the New England Journal of Medicine highlights that Long-COVID sequelae still represents a significant unmet medical need, with unvaccinated patients more than twice as likely to develop Long-COVID following an acute infection.  Decreasing vaccination rates suggest this unmet medical need will persist for the foreseeable future.”

Second Quarter 2024 Financial Results

Research and development expenses for the second quarter of 2024 were $0.3 million, compared to $0.6 million for the second quarter of 2023. The quarter-over-quarter change was primarily due to decreases in expenses for drug development and manufacturing of $0.2 million.

General and administrative expenses for the second quarter of 2024 were $0.7 million, compared to $0.9 million for the second quarter of 2023. The quarter over quarter change was primarily due to a decrease in insurance expenses associated with being a public company of $0.1 million and a decrease in accounting and legal fees of $0.1 million.

Net loss for the second quarter of 2024 was $1.0 million, or $0.05 basic and diluted net loss per share, compared to a net loss of $1.4 million, or $0.08 basic and diluted net loss per share, for the second quarter of 2023.

As of June 30, 2024, Virios Therapeutics’ cash totaled $3.0 million. The Company believes it will have sufficient resources to fund operations into the first quarter of 2025.

About Virios Therapeutics

Virios Therapeutics (Nasdaq: VIRI) is a development-stage biotechnology company focused on advancing novel antiviral therapies to treat diseases associated with a viral triggered abnormal immune response such as fibromyalgia (“FM”) and Long-COVID (“LC”). Overactive immune response related to activation of tissue resident herpesvirus has been postulated to be a potential root cause of chronic illnesses such as FM, irritable bowel syndrome, LC, chronic fatigue syndrome and functional somatic syndromes, all of which are characterized by a waxing and waning manifestation of disease, often triggered by events which compromise the immune system. The Company’s lead development candidates are novel, proprietary, fixed dose combinations of an antiviral compound and celecoxib designed to synergistically suppress herpesvirus replication, with the end goal of reducing virally promoted disease symptoms. IMC-1 (fixed dosage combination of famciclovir and celecoxib) has been granted fast track designation by the FDA.

For more information, please visit www.virios.com.

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Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Virios Therapeutics’ product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Virios Therapeutics, Inc. undertakes no duty to update such information except as required under applicable law.

Contact:

IR@Virios.com

-Financial Tables Follow-

VIRIOS THERAPEUTICS

Selected Financial Data

(unaudited)

Condensed Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	336,084	557,843	679,801	1,055,557
General and administrative	733,740	919,374	1,704,124	1,978,947
Total operating expenses	1,069,824	1,477,217	2,383,925	3,034,504
Loss from operations	(1,069,824)	(1,477,217)	(2,383,925)	(3,034,504)
Other income	19,991	36,313	42,757	76,736
Net loss	$(1,049,833)	$(1,440,904)	$(2,341,168)	$(2,957,768)
Net loss per share of common stock — basic and diluted	$(0.05)	$(0. 08)	$(0.11)	$(0.16)
Weighted average shares outstanding — basic and diluted	22,900,794	18,411,399	21,079,366	18,371,118

Condensed Balance Sheet Data	June 30,	December 31,
	2024	2023

Cash	$3,020,183	$3,316,946
Total assets	3,635,889	4,165,442
Total liabilities	500,076	358,548
Total stockholders’ equity	3,135,813	3,806,894

Source: Virios Therapeutics, Inc.